Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

301 Hillsborough Street Suite 1400 Raleigh, NC 27603 T: 919.329.3804 nelsonmullins.com

October 13, 2026

Glucotrack, Inc.

301 Rte. 17 North, Ste. 800

Rutherford, NJ 07070

RE:	Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Glucotrack, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 18, 2026, as amended by Amendment No. 1 thereto filed with the Commission on the date hereof (as so amended, the “Registration Statement”). The Registration Statement relates to the resale of up to 43,223,705 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of: (i) up to 1,191,191 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants (including the follow-on bridge warrants issued on August 4, 2026, the “Bridge Warrants”) issued to certain investors pursuant to the securities purchase agreement, dated July 14, 2026, as supplemented by a joinder dated August 4, 2026 (the “Purchase Agreement”); (ii) an aggregate of 333,335 shares of Common Stock (the “Bridge Penalty Shares”) issuable to certain investors in connection with the Purchase Agreement; (iii) up to 8,351,708 shares of Common Stock issuable pursuant to that certain common stock purchase agreement (as amended by Amendment No. 1, dated August 7, 2026, the “ELOC Purchase Agreement”), dated July 14, 2026, with White Lion Capital, LLC (the “ELOC Investor”), pursuant to which the Company has the right, but not the obligation, to require the ELOC Investor to purchase, from time to time over a three-year period, up to $50,000,000 of shares of Common Stock (the “Purchase Shares”), subject to certain limitations and conditions set forth in the ELOC Purchase Agreement; (iv) up to 1,670,342 shares of Common Stock (the “ELOC Warrant Shares”) issuable upon exercise of a Common Stock purchase warrant issued to the ELOC Investor in connection with the ELOC Purchase Agreement (the “Commitment Warrant”); (v) up to 167,035 shares of Common Stock (the “Commitment Shares”) issuable in satisfaction of the $1,000,000 commitment fee (the “Commitment Fee”) owed to the ELOC Investor in connection with the ELOC Purchase Agreement; (vi) up to 177,778 shares of Common Stock issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued pursuant to a securities purchase agreement, dated August 4, 2026, with an investor; (vii) up to 177,778 shares of Common Stock issuable upon exercise of Common Stock purchase warrants (the “PIPE Warrants”) issued pursuant to such securities purchase agreement; (viii) up to 18,703,508 shares of Common Stock issuable upon the conversion of certain senior secured convertible promissory notes, dated September 10, 2026 (the “Notes”), issued in connection with a securities purchase agreement, dated September 10, 2026, with certain investors; (ix) up to 12,079,360 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants (the “September Warrants”) issued in connection with the Notes; and (x) up to 371,670 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants (the “PA Warrants”) issued to certain individuals in connection with the Notes. The shares of Common Stock described in clause (viii) issuable upon conversion of the Notes are referred to as the “Conversion Shares.” The Bridge Warrants, the Pre-Funded Warrants, the PIPE Warrants, the September Warrants and the PA Warrants are collectively referred to as the “Warrants.” The shares of Common Stock described in clauses (i), (vi), (vii), (ix) and (x) issuable upon exercise of the Warrants are referred to as the “Warrant Shares.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or any prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

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As such counsel, we have examined and relied upon the Registration Statement and the Prospectus contained therein, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Conversion Shares have been duly authorized by all necessary corporate action of the Company. When the Conversion Shares have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the applicable holders of the Notes and issued by the Company in accordance with the terms of the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized by all necessary corporate action of the Company. When the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the applicable holders of the Warrants and issued by the Company upon exercise of the Warrants in accordance with the terms thereof, including payment of any applicable exercise price therefor, the Warrant Shares will be validly issued, fully paid and nonassessable.

3.	The Bridge Penalty Shares have been duly authorized by all necessary corporate action of the Company, and when issued in accordance with and in the manner described in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

4.	When issued and paid for in accordance with the ELOC Purchase Agreement, the Purchase Shares will be duly authorized and, when issued upon receipt by the Company of the consideration therefor, will be validly issued, fully paid and nonassessable.

5.	The ELOC Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, and the ELOC Warrant Shares, when and if issued upon exercise of the Commitment Warrant in accordance with the terms of the Commitment Warrant, will be validly issued, fully paid and nonassessable.

6.	The Commitment Shares have been duly authorized by all necessary corporate action on the part of the Company, and the Commitment Shares that have been issued are validly issued, fully paid and nonassessable, and the remaining Commitment Shares, when issued in satisfaction of the Commitment Fee in accordance with the terms of the ELOC Purchase Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP